EX-35.2
(logo) CWCapital
ASSET MANAGEMENT

March 12, 2008



TRUSTEE:
LaSalle Bank National Association
135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attn: Global Securities and Trust Services, J.P.
Morgan 2007-LDP11

RATING AGENCIES:
Moody's Investors Service, Inc.
7 World Trade Center
250 Greenwich Street, 25th Floor
New York, NY 10007
Attn: Tracey Ferguson

DEPOSITOR:
J.P. Morgan Chase Commercial Mortgage
Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017
Attn: Dennis Schuh, Vice President,
Telecopy number: (212) 834-6593

DIRECTING CERTIFICATEHOLDER:
American Capital Strategies, Ltd
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attn: Doug Cooper

RE: JPMC 2007-LDP11 Officer's Certificate

Dear Representatives:

In accordance with the requirements detailed in Section 11.09 of the Pooling and Servicing Agreement ("Agreement") for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(A) a review of CWCAM's activities during the period 7/5/2007-12/31/2007 and of CWCAM's performance under this Agreement has been made under my supervision; and

(B) to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.


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Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC


/s/ David B. Iannarone
David B. Iannarone
Managing Director



701 13th Street, NW, Suite 10OO, Washington, DC 20005 www.cwcapital.com